EXHIBIT TO ITEM 77C
SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
Manning & Napier Fund, Inc.

A special meeting of the Shareholders of Manning & Napier Fund, Inc. was held on August 18, 2015. The numbers of votes necessary to conduct the meeting and approve the proposal was obtained, and the results of shareholders of all the Series of Manning & Napier Fund, Inc., voting together in the aggregate, is listed below:

PROPOSAL 1:

Election of Directors

Director Voted On      Number of Shares        Number of
                          Voted For         Shares Withheld
Stephen B. Ashley         883,968,395         8,618,094
Paul A. Brooke            884,510,661         8,075,828
Peter L. Faber            884,140,893         8,445,596
James E. Mikolaichik      883,391,832         9,194,657
Harris H. Rusitzky        620,022,215       272,564,274
Chester N. Watson         884,638,809         7,947,680

All directors now in office are James E. Mikolaichik, Stephen B.
Ashley, Paul A. Brooke, Peter L. Faber, Harris H. Rusitzky, and
Chester N. Watson.